Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-3) of our report dated March 12, 2008, relating to the consolidated financial statements of Cascade Financial Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and in our same report, with respect to the effectiveness of internal control over financial reporting of Cascade Financial Corporation as of December 31, 2007, included in its Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to our firm under the heading “Experts” in the prospectus.
/s/ Moss Adams LLP
Everett, Washington
December 17, 2008